                                                                   Exhibit 10.16

                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This Second Amended and Restated Employment Agreement (this "Agreement") is made and entered into as of this 10th day of June, 2003, by and between CytRx Corporation, a Delaware corporation ("Employer"), and Steven A. Kriegsman, an individual and resident of the State of California ("Employee"), with reference to the following facts:

     A. Employer and Employee previously entered into an Amended and Restated Employment Agreement, dated May ___, 2002 (the "Original Employment Agreement"), under which Employee has served as Chief Executive Officer of Employer since July 16, 2002 in accordance with the terms of that agreement, and Employer and Employee have agreed that the term of the Original Employment Agreement will expire on July 15, 2003.

     B. Under the terms of the Original Employment Agreement, Employee was permitted to serve as the President of the Kriegsman Capital Group and its affiliates (collectively, "The Kriegsman Group") and to devote significant time and attention to the operations of The Kriegsman Group.

     C. Employer and Employee have agreed on the terms of a bonus to be paid by Employer to Employee for his service under the Original Employment Agreement.

     D. Employer believes that Employee has been and will continue to be an integral part of its management and is and will continue to be responsible for developing its business.

     E. Employee possesses extensive knowledge regarding Employer's business, including confidential and proprietary information concerning marketing plans and strategy, business plans, projections, and the formulae and models pertaining thereto, customer needs and peculiarities, finances, operations, billing methods, customer lists and trade secrets.

     F. Employer and Employee desire to enter into a new employment agreement under which Employee shall serve on a full-time basis as Employer's Chief Executive Officer on the terms set forth in this Agreement, with the term of this new employment agreement to commence on July 16, 2003 (the "Effective Date").

     NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

     1. CONTINUATION AND EXPIRATION OF ORIGINAL EMPLOYMENT AGREEMENT. Employer and Employee agree that Employee shall continue to be employed as Employer's Chief Executive Officer under the terms of the Original

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Employment Agreement through July 15, 2003. As a bonus for his services under the Original Employment Agreement, Employer shall pay Employee a cash bonus of $150,000 on June 16, 2003 and on June 20, 2003 shall issue a fully vested, nonqualified stock option to Employee to purchase 250,000 shares of the Corporation's common stock at a price of $2.47 per share (the "Bonus Option"). The Bonus Option shall have a term of ten years, shall be issued under the Employer's 2000 Long-Term Incentive Plan (the "Plan") and shall have such other terms and conditions as are set forth under Employer's form of standard nonqualified stock option agreement under the Plan (the "Nonqualified Option Agreement"). Employer and Employee agree that with the exception of Employee's remaining scheduled salary payments from the date hereof through July 15, 2003 and reimbursement of any outstanding expense reports or expense reports of Employee that accrue for amounts from the date hereof through July 15, 2003 that are permitted under Employer's expense reimbursement policy, Employer will owe no further compensation or other amounts to Employee on July 15, 2003 under the Original Employment Agreement, including without limitation salary, bonus or vacation pay.

     2. NEW EMPLOYMENT AGREEMENT. Effective as of the Effective Date, Employer hereby hires Employee as Employer's Chief Executive Officer, and Employee hereby accepts such employment and position with Employer, on the terms and conditions set forth in Sections 2 through 22 hereof, which shall constitute Employee's new employment agreement with Employer (the "New Employment Agreement"). Employer understands that his duties as Chief Executive Officer may change from time to time over the term of the New Employment Agreement in the discretion of Employer's Board of Directors, but such duties shall in all events be consistent with the duties customarily assigned to the Chief Executive Officer of a company such as Employer.

     3. DUTIES. Employee shall perform all duties assigned to him by the Employer's Board of Directors faithfully, diligently and to the best of his ability. Such duties include, without limitation, the overseeing and implementation of the business plan adopted by the Board of Directors (as may be revised from time to time by the Board of Directors). Employee shall perform the services contemplated under this New Employment Agreement in accordance with the policies established by and under the direction of the Board of Directors. Employee shall have such corporate power and authority as shall reasonably be required to enable him to discharge his duties under the New Employment Agreement.

     4. TIME AND EFFORTS. Subject to the exceptions set forth in this Section 4, Employee shall devote 100% of his business time, efforts, attention, and energies to Employer's business in order to implement Employer's business plan and discharge his duties under the New Employment Agreement.

        4.1. DIRECTORSHIP EXCEPTION. Notwithstanding any other provision of this
Section 4, while the New Employment Agreement is in effect, Employee may serve on the board of directors of up to three companies other than Employer, but in no event shall Employee serve on the board of directors of any company that is directly competitive with Employer or serve as the chairman of any audit committee or other

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committee of any other board of directors that requires substantial additional time on the part of Employee beyond that customarily required to serve as a member of the board of directors unless such service is approved by the Board of Directors. Employee may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board of Directors, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

        4.2. THE KRIEGSMAN GROUP EXCEPTION. Notwithstanding any other provision of this Section 4, Employee may continue to serve as the President of and to operate The Kriegsman Group while the New Employment Agreement is in effect, so long as his involvement with The Kriegsman Group is strictly limited to completing that company's current assignments for SuperGen, Inc. Employee agrees that immediately following completion of the SuperGen, Inc. assignments, Employee will either (i) terminate the operations of The Kriegsman Group or (ii) retain a new President for The Kriegsman Group and thereafter cease all personal activities on behalf of The Kriegsman Group. Nothing contained in this Section 4 shall limit Employee's right to engage in activities or receive benefits from The Kriegsman Group solely in his capacity as an equity owner of that firm.

     5. TERM. Employee's employment under the New Employment Agreement shall commence on the Effective Date and shall continue until July 15, 2006 (the "Expiration Date"), unless sooner terminated by Employer or Employee in accordance with Section 6 (the "Term"); provided, however, that unless Employer or Employee gives written notice to the other party to the contrary at least 180 days prior to the Expiration Date, this Agreement shall automatically be extended for an additional term of one (1) year following the Expiration Date; and, provided further, that this Agreement shall continue to renew automatically for an additional term of one (1) year on each anniversary of the Expiration Date unless Employer or Employee gives written notice to the other party to the contrary at least 90 days prior to such anniversary date. References herein to the "Term" shall include any automatic extensions pursuant to the preceding sentence. Provision of a notice that the New Employment Agreement will not be extended shall not constitute a breach of the New Employment Agreement.

     6. COMPENSATION. As the total consideration for Employee's services rendered under the New Employment Agreement, Employer shall pay Employee the following compensation:

        6.1. SALARY. Commencing as of the Effective Date, Employer shall pay Employee an annual salary of $360,000 per year, in 24 equal semi-monthly installments, on the 15th and last day of each month during the Term, with the first payment due on July 31, 2003. Employee's annual salary shall be subject to review annually by the Board of Directors of Employer and may be increased (but not decreased) in the sole discretion of the Board of Directors or the Compensation Committee of the Board.

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        6.2. BONUS COMPENSATION. Employee shall receive an annual cash bonus on the business day immediately preceding each anniversary of the Effective Date while the New Employment Agreement is in effect. The amount of each such bonus payment shall be determined by Employer's Board of Directors or Compensation Committee, in its sole discretion, but in no event shall any such bonus be less than $150,000 for each year (prorated for any period of less than a full year) during the Term.

        6.3. STOCK OPTIONS. Employer shall grant to Employee as of June 20,
2003 a nonqualified stock option under the Plan to purchase 750,000 shares of Employer's common stock at a price of $2.47 per share (the "New Option"), which shall have a term of ten years, shall vest as to 1/3rd of the shares covered thereby on June 20, 2004 and shall vest as to the remaining 2/3rds of such shares in monthly installments of 1/24th each on the 20th day of each month thereafter, commencing on July 20, 2004, so that the New Option shall be fully vested as to all of the shares covered thereby on June 20, 2006, provided that Employee shall remain in the continuous employ of Employer through each such vesting date, and shall have such other terms and conditions as are set forth in Employer's Nonqualified Option Agreement evidencing the New Option. Employee recognizes that the Plan currently limits to 500,000 the aggregate number of shares covered by options that may be granted to Employee in any calendar year and that the New Option, when aggregated with the stock option granted to Employee as referred to in Section 1 of this Agreement, exceed this Plan limitation. In this respect, Employer shall amend the Plan, and hereby undertakes at the 2003 annual meeting of its shareholders to seek approval of its shareholder of such amendment to the Plan, to increase to at least 1,000,000 the number of shares of Employer's common stock covered by options that may be granted to any optionee in any calendar year. In the event, however, that Employer's shareholders fail to approve such amendment to the Plan at the 2003 annual meeting of shareholders, or such amendment is not otherwise approved by no later than December 31, 2003, (i) by its terms the New Option shall thereupon be modified (the "Modified New Option") to reduce the number of shares covered thereby from 750,000 to 250,000 and (ii) Employer shall grant to Employee on January 2, 2004, a new nonqualified option under the Plan to purchase 500,000 shares of Employer's common stock at an exercise price equal to the "Fair Market Value" (as defined in the Plan) on January 2, 2004 (the "2004 Option"), which shall vest in accordance with the vesting provisions and otherwise shall have the same terms and conditions as the Modified New Option. (The exercise price of the Modified New Option will remain unchanged at $2.47 per share.) In addition, to the extent the exercise price of the 2004 Option exceeds $2.47 per share, Employer also shall, to the extent permissible under the Plan and applicable Nasdaq governance standards, grant to Employee as of December 31, 2003 and/or January 2, 2004 performance units or other awards under the Plan which, in combination with the Modified Option and the 2004 Option, afford Employee aggregate economic benefits equivalent to those that would have been afforded Employee under the New Option had it not been modified as aforesaid. If necessary because of applicable Plan or Nasdaq governance standards limitations, Employer shall make a further grant or award to Employee on January 2, 2004 of a promissory note or other instrument of Employer payable in cash only so as to accomplish this objective. Employer and Employee understand and agree that such

                                      -4-

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performance units and awards shall be payable solely in shares of Employer common stock. Employer and Employee further understand and agree that such performance units and awards, and any such promissory note or other instrument, shall vest and become exercisable and/or payable ratably only in conjunction with the future exercise by Employee of the Modified New Option. Employee also shall be eligible for future grants of stock options and other equity awards based on Employer stock in accordance with Employer's practices and policies with respect to its senior executives.

        6.4. EXPENSE REIMBURSEMENT. Employer shall promptly reimburse Employee for reasonable and necessary business and entertainment expenses incurred by Employee in connection with the performance of Employee's duties in accordance with Employer's usual reimbursement policies and procedures in effect from time to time.

        6.5. VACATION. Employee shall be entitled to four weeks vacation time for each 12-month period during the Term without loss of compensation. Employee's vacation shall be governed by Employer's usual policies applicable to all employees.

        6.6. EMPLOYEE BENEFIT PLANS AND FRINGE BENEFITS. Employee shall be eligible to participate in all employee benefit plans and programs, fringe benefits and perquisites as in effect generally with respect to other senior officers of Employer; provided, however, that unless and until Employer shall adopt a group medical benefit plan providing health care coverage for its employees, including Employee, Employer shall continue during the Term to pay on Employee's behalf the annual premiums for the medical insurance coverage currently maintained by Employee for himself and his family. During the Term, Employer shall also continue to make fixed annual premium payments of $5,000 on the Transamerica Occidental Life Insurance Company policy insuring Employee under which Employee or his designee is the beneficiary.

        6.7. TAX WITHHOLDING. Employer shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation of Employee.

     7.   TERMINATION.

          7.1. TERMINATION BY EMPLOYER FOR CAUSE. Employer may terminate Employee's employment hereunder for "Cause" (as defined below), provided that Employer has complied with the provisions of this Section 7.1. Employee shall be given written notice by Employer's Board of Directors of the intention to terminate him for Cause. Such notice shall state in reasonable detail the particular circumstances that constitute Cause for termination. Employee shall have 15 days after receiving such notice in which to cure such circumstances, to the extent such cure is possible. If cure is not possible, or if he fails to cure such circumstances, Employee shall then be entitled to a hearing before the Board. Such hearing shall be held within 20 days of his receiving such notice, provided that he requests such hearing within 15 days of receiving such notice. If, within five days following such hearing, the Board gives written notice to

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Employee confirming that, in the judgment a majority of the members of the Board
(excluding Employee), Cause for terminating his employment on the basis set forth in the original notice exists, the Term and Employee's employment hereunder shall be terminated for Cause. The term "Cause" for purposes of this New Employment Agreement shall mean any of the following:

                    (a) Employee has materially breached any material term of the New Employment Agreement;

                    (b) Employee is (i) convicted of, or has entered a plea of guilty or nolo contendere to, any felony that in the reasonable judgment of Employer's Board of Directors is materially injurious to Employer or its reputation or (ii) is convicted of, or has entered a plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude that in the reasonable judgment of the Board of Directors of Employer is materially injurious to Employer or its reputation; provided, however, that in the event Employee is indicted for, or charged with, the commission of any felony that in the judgment of the Board of Directors could reasonably be expected to result in substantial lasting harm to Employer or its reputation, Employer shall be entitled summarily to suspend Employee's services to Employer hereunder, without a loss to Employee of his compensation and other benefits hereunder, during the pendency of such indictment or charge;

                    (c) Employee has willfully committed (i) any act of fraud or gross misconduct against Employer or (ii) any act of fraud or gross misconduct not directly involving Employer that in the reasonable judgment of the Board of Directors of Employer is materially injurious to Employer or its reputation; or

                    (d) Employee has willfully failed or refused or is legally unable (other than due to his death or total disability as defined in Section
19), to perform his duties as required under the New Employment Agreement.

     If Employer terminates Employee's employment for Cause, the termination shall take effect on the effective date (determined under Section 16) of the final written notice to Employee pursuant to this Section 7.1, and Employee shall be entitled to (i) a lump sum cash payment, payable within ten (10) business days after the date of termination of Employee's employment, equal to the sum of (A) any accrued but unpaid salary as of the date of such termination,
(B) any accrued but unpaid bonus due under Section 6.2 for any annual period ended prior to the date of such termination and (C) the minimum bonus under
Section 6.2 for the annual period in which such termination occurs, prorated through the date of such termination, and (ii) such benefits, if any, to which Employee or his dependents or beneficiaries may then be entitled as a participant under the employee benefit plans referred to in Section 6.6. In the event of the termination of Employee's employment for Cause, Employee's stock options and any other equity awards based on Employer's securities, such as restricted stock, restricted stock units, stock appreciation rights, performance units, etc. shall, to the extent then vested and exercisable, remain vested and exercisable in accordance with their terms.

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        7.2. TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer may terminate
Employee's employment without Cause, which termination shall take effect on the effective date (determined under Section 16 of this Agreement) of written notice of such termination to Employee. A termination by Employer in accordance with this Section 7.2 shall not be deemed a breach of this Agreement. Upon any termination of Employee's employment by Employer without Cause pursuant to this
Section 7.2, Employee shall be entitled to (i) a lump sum cash payment, payable within ten (10) business days after the date of termination of Employee's employment, equal to the sum of (A) any accrued but unpaid salary as of the date of such termination, (B) any accrued but unpaid bonus due under Section 6.2 for any annual period ended prior to the date of such termination and (C) the minimum bonus under Section 6.2 for the annual period in which such termination occurs, prorated through the date of such termination; (ii) such benefits, if any, to which Employee and his dependents or beneficiaries may then be entitled as a participant under the employee benefit plans referred to in Section 6.6;
(iii) immediate vesting of all of Employee's stock options and any other equity awards based on Employer securities, such as restricted stock, restricted stock units, stock appreciation rights, performance units, etc, all of which shall remain exercisable for their full term; (iv) continuation of the life insurance premium payments and medical insurance premium payments described in Section 6.6 (unless such medical insurance premium payments have been replaced by participation in an Employer-sponsored medical benefit plan as provided herein) through the expiration of the then current Term, but in no event for a period of less than 24 months; (vi) continued participation, through the expiration of the then current Term, but in no event for a period of less than 24 months, of Employee and each of his dependents in any Employer-sponsored health plan at the benefit level in effect from time to time and with COBRA benefits commencing thereafter. In addition to the foregoing payments and continuation of benefits, Employer shall pay Employee in a lump-sum within 10 days following the date of termination of Employee's employment an amount equal to the sum of (x) Employee's salary as provided in Section 6.1 and (y) the minimum bonus under
Section 6.2 that would otherwise be payable for the period (the "Severance Period") commencing on the date of termination of Employee's employment and ending on the later of (1) the expiration of the Term and (2) the second anniversary of such termination date.

        7.3. TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may terminate his employment hereunder for "Good Reason," which shall mean any material breach by Employer of the terms hereof that is not corrected by Employer within five days after written notice by Employee to Employer, including, without limitation, (i) the assignment to Employee of any duties inconsistent in any respect with his position as Chief Executive Officer (including status, offices, titles, reporting requirements, authority, duties or responsibilities); (ii) any failure by Employer to comply with its compensation obligations under the New Employment Agreement; or (iii) Employer's requiring Employee to be based at any office or location other than in Los Angeles, California or within ten miles of the current location of the Company's headquarters. If Employee terminates his employment for Good Reason, subject to Employer's right to cure as set forth above, the termination shall take effect on the effective date (determined

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under Section 16) of the written notice to Employer, and Employee shall be entitled to the same payments and benefits, at the same times, described in
Section 7.2 for a termination by Employer without Cause.

        7.4. TERMINATION BY EMPLOYEE WITHOUT GOOD REASON. Employee shall have the right to voluntarily terminate his employment hereunder at any time without Good Reason upon 30 days' written notice to Employer. A voluntary termination by Employee in accordance with this Section 7.4 shall not be deemed a breach of this Agreement. Upon any voluntary termination of employment by Employee without Good Reason pursuant to this Section 7.4, Employee shall be entitled only to such payments and benefits as those described in Section 7.1 for a termination by Employer for Cause.

        7.5. TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL. For purposes of this Section 7.5, a "Change in Control" shall have the meaning described to such term in Employer's 2000 Long-Term Incentive Plan. If a Change in Control occurs during the Term, and if, during the Term and within two years after the date on which the Change in Control occurs, Employee's employment is terminated by Employer without Cause or by Employee for Good Reason, then Employee will be entitled to the payments and benefits, at the same times, described in Section
7.2 for a termination by Employer without Cause. In addition, to the extent that any payment or distribution of any type to or for Employee by Employer (which for purposes of this Section 7.5 includes any parent, subsidiary or affiliate of Employer), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity awards based on Employer stock granted pursuant to this Agreement or otherwise) (collectively, the "Total Payments") is or will be subject to the excise tax ("Excise Tax") imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor to such Section), Employer shall pay to Employee, prior to the time any Excise Tax is payable with respect to any of such Total Payments (through withholding or otherwise), an additional amount (a "Gross-Up Payment") that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Total Payments plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any portion of the Total Payments is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Section 7.5, shall be made by an independent auditor (the "Auditor") jointly selected by Employee and Employer and paid by Employer. If Employee and Employer cannot agree on the firm to serve as the Auditor, then they shall each select an accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Unless Employee agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection, acted in any way on behalf of Employer. Employee and Employer shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such proceeding or claim (including attorneys' fees and other expenses incurred by Employee in connection

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therewith) shall be paid by Employer promptly upon demand by Employee, and any such payment shall be subject to a Gross-Up Payment under this Section 7.5 in the event that Employee is subject to Excise Tax on it.

     8. NO MITIGATION; NO OFFSET. Employee shall have no obligation to seek other employment or to otherwise mitigate Employer's obligations to him arising from the termination of his employment, and no amounts paid or payable to Employee by Employer under this Agreement shall be subject to offset for any remuneration to which Employee may become entitled from any other source after his employment with Employer terminates, whether attributable to subsequent employment, self-employment or otherwise.

     9. FIRST OFFER. Employee acknowledges and agrees that a material inducement to Employer to enter into the New Employment Agreement is the Employee's expertise in, knowledge of and ability to identify acquisition candidates within, the biotech, pharmaceutical and health care industries. Accordingly, Employee agrees that Employee will provide, and will cause The Kriegsman Group for so long as Employee is the principal owner of The Kriegsman Group to provide, Employer's Board of Directors with the first opportunity to conduct or take action with respect to any acquisition opportunity or any other potential transaction identified by Employee or The Kriegsman Group within the biotech, pharmaceutical or health care industries and that is within the scope of the business plan adopted by the Employer's Board of Directors. Employee's obligations under this Section 9 shall commence on the Effective Date and shall continue while the New Employment Agreement is in effect.

     10. CONFIDENTIALITY. While the New Employment Agreement is in effect and for a period of five years thereafter, and except as otherwise required by law or legal process and after reasonable notice to Employer and opportunity for Employer to intervene, Employee shall hold and keep secret and confidential all Trade Secrets and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee's duties hereunder; provided, however, that with respect to "trade secrets" (as defined under applicable law), Employee's confidentiality obligations shall continue for so long as they remain "trade secrets" under applicable law. Employee shall maintain in trust all such "trade secret" or other confidential or proprietary information, as Employer's property, including, but not limited to, all documents concerning Employer's business, including Employee's work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee's possession or under Employee's control. Upon expiration or earlier termination of Employee's employment with Employer, for any reason, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee's possession or under Employee's control.

     11. EQUITABLE REMEDIES; INJUNCTIVE RELIEF. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Sections 8 or 9 hereof

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and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Sections without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish Employer's right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

     12. SEVERABLE PROVISIONS. The provisions of the New Employment Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

     13. BINDING AGREEMENT. The New Employment Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives. Neither party may assign the New Employment Agreement without the prior written consent of the other party.

     14. ENTIRE AGREEMENT. The New Employment Agreement, together with the Original Employment Agreement, contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of the New Employment Agreement or the Original Employment Agreement that are not set forth otherwise in the Original Employment Agreement or herein. The New Employment Agreement supersedes any and all prior agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior agreements are hereby terminated and of no further effect and Employee, by the execution hereof, agrees that any compensation provided for under any such prior agreements is specifically superseded and replaced by the provisions of this Agreement. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee) after approval by Employer's Board of Directors. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

     15. GOVERNING LAW. This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California's choice of law rules.

     16. NOTICE. All notices and other communications under this Agreement shall be in writing and mailed, telecopied or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision and shall be effective when personally delivered or two (2) business days after being mailed:

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                  If to Employer:

                  CytRx Corporation
                  11726 San Vicente Boulevard,
                  Suite 650
                  Los Angeles, California 90049
                  Facsimile: (310) 826-5529
                  Attention: Corporate Secretary

                  With a copy to:

                  Sanford J. Hillsberg
                  Troy & Gould Professional Corporation
                  1801 Century Park Boulevard
                  Sixteenth Floor
                  Los Angeles, California 90067
                  Facsimile: (310) 201-4746

                  If to Employee:

                  Steven A. Kriegsman
                  The Kriegsman Group
                  11726 San Vicente Blvd., Suite 650
                  Los Angeles, CA 90049
                  Facsimile: (310) 826-5529

                  With a copy to:

                  Linda Griffey
                  O'Melveny & Myers LLP
                  400 South Hope Street
                  Los Angeles, CA 90071
                  Facsimile: (213) 430-6407

     17. ATTORNEYS' FEES. Employee acknowledges that he has been represented in connection with this Agreement by O'Melveny & Myers LLP. Employer shall reimburse Employee for up to $6,000 of Employee's legal fees incurred in connection with the preparation of this Agreement.

     18. ARBITRATION. The parties agree if any controversy or claim shall arise out of this Agreement or the breach hereof (other than claims (a) for equitable relief, including specific performance, injunctive relief or temporary restraining orders or (b) enforcing this Section 16 or an arbitration award granted in accordance herewith), and either party shall request that the matter be settled by arbitration the matter shall be settled exclusively by final and binding arbitration before JAMS (or its successor pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et seq.) in accordance

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with the provisions of JAMS' Streamlined Arbitration Rules and Procedures in
effect at such time, by a single arbitrator, if the parties shall agree upon one, or by one arbitrator appointee by each party and a third arbitrator appointed by the other arbitrators. In case of any failure of a party to make an appointment referred to above within two (2) weeks after written notice of controversy, such appointment shall be made by JAMS. All arbitration proceedings shall be held in the City of Los Angeles, and each party agrees to comply in all respects with any award made in such proceeding and to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding. All costs and expenses of arbitration (including costs of preparation therefore and reasonable attorneys' fees and disbursements of counsel incurred in connection therewith) shall be borne by the respective party incurring such costs and expenses. Notwithstanding the foregoing, following a Change in Control, all reasonable costs and expenses (including costs of preparation therefore and attorneys' fees and disbursements of counsel) incurred by Employee pursuant to this section shall be paid on behalf of or reimbursed to Employee promptly by Employer; provided, however, that Employee shall repay such amounts to Employer in any contest brought by Employee if the arbitrator determines that Employer did not breach this Agreement and Employee's claim was not made in good faith.

     19. DEATH OR DISABILITY. In the event of Employee's death or "Disability" (as defined below) during the Term, the Employee's employment shall automatically cease and terminate as of the date of Employee's death or the effective date of Employer's written notice to Employee of its decision to terminate his employment by reason of his Disability, as the case may be, and Employee shall be entitled to the same payments and benefits, at the same times, as described in Section 7.2 for a termination of employment by Employer without Cause. Likewise, any stock options and other equity awards held by Employee at the time of his death or Disability shall immediately vest in full upon such termination and shall remain exercisable thereafter for the full term of such options and equity rights. Notwithstanding the foregoing or any provision of
Section 7.2, Employer's obligation to pay Employee the salary and bonus called for in Section 7.2 during the Severance Period following termination of his employment by reason of his Disability shall be subject to offset and shall be reduced by any and all amounts paid to Employee under any disability insurance policy paid or provided for by Employer as provided in Section 6.6 or otherwise. For purposes of this Agreement, the term "Disability" means the inability of Employee to perform substantially all of his duties hereunder for any period of at least 120 consecutive days by reason of any physical or mental incapacity.

     20. SURVIVAL. In the event the New Employment Agreement expires after its Term or is terminated, the provisions of Sections 7, 10, 11, 12, 15, 16, 18, 19 and 22 shall survive.

     21. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

     22. INDEMNIFICATION.

         22.1. EMPLOYER INDEMNITY. If Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of Employer or any affiliate of Employer or was serving at the request of Employer or any affiliate of Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Employee's alleged action in an official capacity while serving as a director, officer, member, employee or agent, then Employer will indemnify Employee and hold him harmless to the fullest extent legally permitted or authorized by Employer's certificate of incorporation or bylaws or resolution of the Board of Directors to the extent not inconsistent with the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, except to the extent attributable to Employee's gross negligence or fraud), and such indemnification shall continue as to Employee even if he has ceased to be a director, member, officer, employee or agent of Employer or affiliate and shall inure to the benefit of Employee's heirs, executors and administrators. Employer will advance to Employee all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by Employer of a written request for such advance. Such request shall include an undertaking by Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this subsection 22.1 shall not be deemed exclusive of any other rights of indemnification to which Employee may be entitled or which may be granted to him and shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

        22.2. NO PRESUMPTION REGARDING STANDARD OF CONDUCT. Neither the failure of Employer (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Employee under the preceding subsection 22.1 of this Section 22 that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by Employer (including its Board of Directors, independent legal counsel or stockholders) that Employee has not met such applicable standers of conduct, shall create a presumption the Employer has not met the applicable standard of conduct.

        22.3. LIABILITY INSURANCE. Employer will continue and maintain a directors and officers liability insurance policy covering Employee to the extent Employer provides such coverage for its other senior executive officers.

     IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

                                            "EMPLOYER"

                                            CytRx Corporation,
                                            a Delaware corporation


                                            By:  /s/ Max Link
                                               -------------------------------
                                            Name:  Max Link, Ph.D.
                                            Title:  Chairman of the Board
                                            "EMPLOYEE"



                                             /s/ Steven A. Kriegsman
                                            ----------------------------------
                                            Steven A. Kriegsman